DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this "Agreement"), dated as of November 15, 2009, is entered into by and between Oncura, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 3350 Ridge Road, Arlington Heights, IL 60004 ("Oncura") and IsoRay Medical, Inc., a corporation organized under the laws of the State of Delaware, having offices located at 350 Hills Street, Suite 106, Richland, Washington 99354 ("IsoRay").

PRELIMINARY STATEMENTS

IsoRay desires to: (i) obtain the non exclusive right to distribute the I-125 Products in the Territory and (ii) use the Oncura Trademarks for the I-125 Products in the Territory in connection with the foregoing, and Oncura desires to grant such rights to IsoRay, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1	DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

1.1 "Accelerated Arbitration Provisions" shall have the meaning assigned to such term in Section 12.13(b).

1.2 "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, neither IsoRay nor any of its Subsidiaries shall be deemed an Affiliate of Oncura and neither Oncura nor any of its Subsidiaries shall be deemed an Affiliate of IsoRay. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

1.3 "Breaching Party" shall have the meaning assigned to such term in Section 10.2.

1.4 "cGMP" shall mean current Good Manufacturing Practice as defined in Part 820 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

1.5 "Confidential Information" shall have the meaning assigned to such term in Section 7.1.

1.6 "Effective Date" shall mean the date set forth in the introductory paragraph of the Agreement.

1.7 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

1.8 "Field" shall mean all medical device applications for human health.

1.9 "Finished Product" shall mean any formulation or dosage of an I-125 Product in finished form, including, without limitation, any product labeling or other package inserts or materials required by the applicable Regulatory Authority(ies) and, when used in the plural, shall mean all formulations and dosages of an I-125 Product in finished form, including, without limitation, all product labeling and other package inserts and materials required by the applicable Regulatory Authority(ies).

1.10 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied by the Party at issue.

1.11 "I-125 Products" shall mean the brachytherapy products containing I-125 listed on Exhibit 1.11.

1.12 "Inability to Supply" shall have the meaning assigned to such term in Section 5.11(a).

1.13 "Indemnitee" shall have the meaning assigned to such term in Section 9.4.

1.14 "Infringement" shall have the meaning assigned to such term in Section 6.3(a).

1.15 "Invention" shall mean any new or useful process, manufacture, compound, composition of matter, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information), to the extent relating to, derived from and useful for the manufacture, use or sale of a I-125 Product (including, without limitation, the formulation, delivery or use thereof in the Field), including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, whether patentable or unpatentable, that (except for purposes of the definitions of Know-How and Patents set forth herein in Sections 1.18 and 1.25, respectively) is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

1.16 "IsoRay" shall have the meaning assigned to such term in the introductory paragraph.

1.17 "Know-How" shall mean any and all unpatented Inventions that are generated, owned or controlled by Oncura at any time before or during the term of this Agreement to the extent relating to, derived from and useful for the manufacture, use or sale of the I-125 Products in the Field in any country in the Territory.

1.18 "Long-Term Inability to Supply" shall have the meaning assigned to such term in Section 5.11(c).

1. 19 "Manufacturing Standards" shall mean, with respect to any I-125 Product, cGMP and such additional manufacturing specifications or standards as may be established by mutual agreement of IsoRay and Oncura from time to time.

1.20 "Non-Breaching Party" shall have the meaning assigned to such term in Section 10.2.

1.21 "Oncura" shall have the meaning assigned to such term in the introductory paragraph.

1.22 "Oncura Trademarks" shall mean those Trademarks that are owned by Oncura or which Oncura otherwise has the right to use in the Territory.

1.23 "Party" shall mean IsoRay or Oncura, as the case may be, and, when used in the plural, shall mean IsoRay and Oncura.

1.24 "Patents" shall mean the patents and patent applications set forth on Exhibit 1.25, together with any patents that may issue therefrom in any country in the Territory, and any other patents or patent applications in any country in the Territory owned by or exclusively licensed to Oncura during the term of this Agreement that cover any Inventions to the extent relating to, derived from and useful for the manufacture, use or sale of the I-125 Products in the Field in any country in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

1.25 "Person" shall mean an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.26 "Registration" shall mean, with respect to each country in the Territory, approval of the Registration Application for any I-125 Product filed in such country, including, where applicable outside of the United States, pricing or reimbursement approval by the Regulatory Authority in such country.

1.27 "Registration Application" shall mean a 510K Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country, in each case with respect to a I-125 Product for application in the Field in the Territory.

1.28 "Regulatory Authority" shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for an I-125 Product in such country, and any successor(s) thereto.

1.29 "Specifications" shall mean, with respect to an I-125 Product, the specifications for such I-125 Product as agreed upon by IsoRay and Oncura, in consideration of the regulatory requirements in each country in the Territory, as may be amended from time to time.

1.30 "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

1.31 "Technology" shall mean the Valid Claims and Know-How, collectively.

1.32 The "Territory" shall mean the United States and Canada.

1.33 "Testing Methods" shall have the meaning assigned to such term in Section 5.7(c).

1.34 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

1.35 "Trademarks" shall mean the trademarks registered to Oncura or IsoRay, as applicable.

1.36 "United States" or "U.S." shall mean the United States of America, including its possessions and territories.

1.37 "Valid Claim" shall mean any claim of any Patents issued or pending in a country in the Territory relating to, derived from or useful for the use and sale of the I-125 Products in the Field, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by the Party holding such Patent to be invalid.

2	GRANT OF RIGHTS.

2.1.          Rights Granted to IsoRay. Subject to the terms and conditions of this Agreement, Oncura hereby grants to IsoRay a non-exclusive right to distribute the I-125 Products in the Territory.

2.2.         Oncura Trademarks; Logos.

(a)           Oncura hereby grants IsoRay the non-exclusive right to use the Oncura Trademarks in the Territory in connection with the I-125 Products, subject to the provisions of this Agreement and for the term hereof. Solely in connection with IsoRay's promotion, distribution and sale of I-125 Products in the Territory, IsoRay shall market the I-125 Products throughout the Territory under the applicable Oncura Trademarks for the relevant country in the  Territory. The use of Oncura Trademarks by IsoRay shall be subject to the terms and conditions set forth in this Section 2.2. In the event that IsoRay's rights under Section 2.1 are terminated, IsoRay's rights to use the Oncura Trademarks pursuant to this Section 2.2 shall terminate as well.

(b)           Whenever IsoRay uses Oncura Trademarks in advertising or in any other manner in connection with the I-125 Products, IsoRay shall clearly indicate Oncura's ownership of the Oncura Trademarks. When using Oncura Trademarks under this Agreement, IsoRay agrees to comply with all laws pertaining to trademarks in force at any time in the Territory.

(c)           If necessary in any country in the Territory to permit IsoRay to use Oncura Trademarks, Oncura shall make application to register IsoRay as a permitted user or registered user of the Oncura Trademarks and, if necessary, or if requested by Oncura, IsoRay undertakes to join in such application and to take such action as may be necessary or requested by Oncura to implement such application or retain, enforce or defend the Oncura Trademarks. If necessary in any country in the Territory to maintain Oncura's rights in the Oncura Trademarks, IsoRay shall enter into a registered user agreement or permitted user agreement regulating its use of Oncura Trademarks.

(d)           IsoRay acknowledges that Oncura is the owner of the Oncura Trademarks. IsoRay shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership. IsoRay agrees that all use of Oncura Trademarks by IsoRay shall inure to the benefit of and be on behalf of Oncura. IsoRay acknowledges that nothing in this Agreement shall give IsoRay any right, title or interest in Oncura Trademarks other than the right to use the Oncura Trademarks in accordance with this Agreement. IsoRay agrees that it will not challenge the title or ownership of Oncura to any of the Oncura Trademarks or attack or contest the validity of any of the Oncura Trademarks.

(e)           Oncura shall register and maintain, or cause to be registered and maintained, the Oncura Trademarks in the Territory during the term of this Agreement at Oncura's sole expense. If any Party learns of any actual, alleged or threatened unauthorized use or other infringement of any Oncura Trademarks by others in the Territory, such Party agrees to promptly notify the other Party of such unauthorized use or other infringement. Oncura shall use all commercially reasonable efforts to retain, enforce and defend the Oncura Trademarks in the Territory.

(f)           To the extent permitted by law, all labeling, packaging, literature, promotional material and advertising for any I-125 Product to be marketed, distributed or sold in any country in the Territory shall contain Oncura's name and logo with comparable prominence as the name and logo used by IsoRay. To the extent practicable, or as required by applicable law to protect the Oncura Trademarks, IsoRay shall include on any material bearing any Oncura Trademarks an acknowledgement that such Trademark is the property of Oncura.

3	DISTRIBUTION AND PROMOTION.

3.1.         Generally. IsoRay shall use commercially reasonable efforts to promote and sell the I-125 Products in the Territory.

3.2.         Responsibilities; Rights.

(a)           IsoRay, either itself and/or by and through its Affiliates, shall be responsible for and shall have the rights granted under Section 2.1.

(b)           In connection with its responsibility for distribution, marketing and sales of the I-125 Products in the Territory, IsoRay shall provide all sales force (including, without limitation, sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services necessary or desirable for such distribution, marketing and sales.

(c)           IsoRay agrees to refrain from making any claims about the I-125 Products which do not conform to the Specifications, directions for use, product labeling, and applicable Registrations for such I-125 Products.  IsoRay further agrees to immediately cease, following written notice by Oncura, making any claims which Oncura reasonably objects to with respect to the I-125 Products.

3.3           Distribution and Marketing Costs. From and after the Effective Date, IsoRay shall be solely responsible for its distribution and marketing costs of whatever type, except as expressly provided otherwise in this Agreement.

4	PAYMENTS.

4.1           Mode of Payment. IsoRay shall make all payments required under this Agreement in U.S. Dollars.

4.2           Records Retention. Each Party shall keep complete and accurate records pertaining to the purchase and sale of I-125 Products for a period of three calendar years after the year in which such purchases and sales occurred, and in sufficient detail to permit the other Party to confirm the accuracy of each of the foregoing.

4.3           Taxes.  In the event that IsoRay is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Oncura due to the laws of such country, such amount shall be deducted from the payment to be made and IsoRay shall promptly notify Oncura of such withholding and, within a reasonable amount of time after making such deduction, furnish Oncura with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

5	MANUFACTURE AND SUPPLY.

5.1.           Supply Obligations. Except as mutually agreed by Oncura and IsoRay, commencing on the Effective Date, and thereafter during the term of this Agreement, subject to the terms and conditions of this Section 5, Oncura shall be responsible for the manufacture and supply of all of IsoRay's requirements of I-125 Products for commercial distribution in the  Territory pursuant to this Agreement, but IsoRay may purchase I-25 Products from suppliers other than Oncura at any time. IsoRay shall place orders for the I-125 Products, and, at IsoRay's option, either have Oncura ship directly to the final customers for such I-125 Products or to a third party loading service.

5.2           Processing of I-125 Products.  Oncura shall be solely responsible for ensuring compliance with all applicable requirements of the Regulatory Authorities within the Territory. Oncura shall use commercially reasonable efforts to ensure that all services, facilities and goods used in connection with such processing comply with the applicable Manufacturing Standards in effect from time to time.

5.3           Loading Services. The Parties acknowledge and agree that IsoRay's final customers for the I-125 Products shall have sole discretion over which third party loading services they may choose to use to process the I-125 Products, and Oncura agrees to ship the I-125 Products to any third party loading service specified on a valid purchase order submitted by IsoRay.

5.4           Orders for Products.  IsoRay shall place its firm non-custom order with Oncura at least one (1) day in advance of the delivery date, setting forth amounts, delivery dates and shipping instructions, including delivery addresses, with respect to each shipment of the I-125 Product (collectively, the "Deliverables"). IsoRay shall place custom load or calibrated service orders three (3) business days in advance of the delivery date. IsoRay shall place custom stranded service orders five (5) business days in advance of the delivery date.  All orders must be placed by 4:00 PM CT.  Oncura shall be required to accept such orders from IsoRay, subject to the other terms and conditions of this Agreement. IsoRay's orders shall be made pursuant to purchase orders which are in a form mutually acceptable to Oncura and IsoRay, to the extent that such form is not inconsistent with the terms of this Agreement.  IsoRay shall notify Oncura as soon as possible of an increase in its requirements for a given Deliverable of greater than 300% of the orders for that Deliverable shipped in the preceding calendar month.

5.5           Delivery. With respect to exact shipping dates, Oncura shall use all reasonable commercial efforts to ship or cause to be shipped quantities of Deliverables that Oncura is obligated to supply pursuant to Section 5.4 on the dates specified in IsoRay's purchase orders submitted and accepted in accordance with Section 5.4. Notwithstanding any inconsistent term that may be specified on IsoRay's purchase order for a Deliverable, all Deliverables to be delivered pursuant to this Agreement shall be delivered in accordance with this Section 5.5, suitably packed in bulk containers for shipment, and marked for shipment to the final destination point indicated in the purchase order. The shipping packaging used in connection with such deliveries shall be in accordance with cGMP with respect to protection of the Deliverable during transportation, taking into consideration the mode(s) of transport IsoRay has elected to use for each such shipment, the final destination point of each such shipment and reasonable expectations regarding shipment time duration and possible delays associated therewith. Transportation of Deliverables may be made by rail, road, air, sea, inland waterway or by a combination of such modes of transport. Title and risk of loss shall transfer to IsoRay upon delivery to the carrier or Person designated by IsoRay.

5.6           Purchase Price; Invoicing.

(a)           The purchase price for all Deliverables supplied pursuant to this Section 5 for commercial use in the Territory shall be as indicated for each Deliverable on Exhibit 5.6.

(b)           Oncura shall submit invoices to IsoRay for Deliverables ordered promptly after shipment. Payments shall be made by IsoRay within 30 days after its receipt of the invoice. IsoRay has no obligation to pay for any shipment of Deliverables that (i) Oncura and IsoRay agree does not to meet the Specifications and/or Manufacturing Standards, or (ii) in accordance with Section 5.8, IsoRay has found not to meet the Specifications and/or Manufacturing Standards while such findings have not been contradicted by independent laboratory testing. Upon Oncura's receipt of a notice from IsoRay claiming that a shipment of Deliverables does not meet the Specifications and/or applicable Manufacturing Standards, the time period for payment of such shipment shall toll until such time as such non-conformity questions regarding such shipment or such batch are resolved in accordance with Section 5.8. All relevant terms of Section 4 with respect to payments shall apply to the payment of invoices for the supply of the Deliverables.

5.7           Conformity; Specifications; Quality Control.

(a)           All quantities of Deliverables supplied by Oncura pursuant to this Section 5 will comply in all material respects with the Specifications and applicable Manufacturing Standards and shall adhere in all material respects to all applicable governmental laws and regulations relating to the manufacture, sale and shipment of each shipment of the Deliverable at the time it is shipped by Oncura hereunder.

(b)           Oncura shall conduct, or cause to be conducted, quality control testing of the Deliverables prior to shipment, in accordance with the Specifications and applicable Manufacturing Standards as are in effect from time to time and such other quality control testing procedures adopted by the Parties from time to time (collectively, the "Testing Methods"). Initially and until decided otherwise by the Parties, the Testing Methods shall include all FDA and other Regulatory Authority required testing, based upon the delivery location of the I-125 Products, and Oncura shall undertake all such tests. Oncura shall retain records pertaining to such testing, which shall be made available to IsoRay upon request. Each shipment of Deliverables hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each lot of Deliverables therein as well as such customs and other documentation as is necessary or appropriate.

(c)           All units of Finished Product manufactured pursuant to this Agreement will comply in all material respects with the applicable Manufacturing Standards and specifications for Finished Products determined by the Parties and shall adhere in all material respects to all applicable governmental laws and regulations relating to the manufacture, sale and shipment of each Finished Product at the time it is manufactured and distributed hereunder.

               5.8           Acceptance/Rejection; Interim Replacement.

(a)           IsoRay or its designated customer shall have the right to reject any shipment of Deliverables made to it under this Agreement that does not meet the Specifications and applicable Manufacturing Standards in any material respects when received by it or its designee at such destination. All claims by IsoRay of non-conforming Deliverables shall be deemed waived unless made by IsoRay in writing and received by Oncura within 10 days of IsoRay's receipt or that of its designee of the Deliverable.

(b)           All claims of non-conforming Deliverables shall be accompanied by the allegedly non-conforming Deliverable. Oncura shall promptly undertake its own analysis, in accordance with the Testing Methods, of such Deliverable after receiving such claim from IsoRay or its designed Customer. If, after its own analysis, Oncura does not confirm such non-conformity, the Parties agree to submit the disputed Deliverable to an independent testing laboratory, to be agreed upon by the Parties, for testing in accordance with the Testing Methods. Notwithstanding Section 12.13, the findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such independent testing shall be borne by either Oncura or IsoRay, with Oncura bearing all such expenses if the Deliverable is found to be non-conforming, and IsoRay bearing all such expenses if the Deliverable is found to be conforming. In the event that any Deliverable shipment or batch thereof is ultimately agreed or found not to meet the Specifications and/or applicable Manufacturing Standards, Oncura agrees to replace such shipment or batch with conforming Deliverables and pay for all reasonable out of pocket expenses incurred by IsoRay and its designee in connection with shipping and/or storing such replacement Deliverables and storing the non-conforming Deliverables. Such replacement shipment of Deliverables shall be treated as a new, additional shipment of Deliverables (that will be separately invoiced by Oncura) for all purposes, including measuring its conformity to the Specifications and applicable Manufacturing Standards, and IsoRay's payment for such additional shipment. In the event that any Deliverables shipment or batch thereof is ultimately agreed or found to meet the Specifications and applicable Manufacturing Standards, IsoRay shall accept and pay for such shipment or batch in accordance with Section 5.6.

(c)           Upon Oncura's receipt of a claim that a shipment or batch thereof of Deliverables does not meet the Specifications and/or applicable Manufacturing Standards, Oncura shall use commercially reasonable efforts to replace such shipment or batch thereof with an additional shipment of Deliverables that does conform to such standards as soon as practicable.

           5.9           Inventory Management. Oncura shall maintain inventory of I-125 Products in accordance with its usual and customary inventory management practices that apply to its other brachytherapy products.

5.10       Shortage of Supply.  Oncura shall notify IsoRay: (i) as promptly as possible, but in no event more than ten days after Oncura's receipt of a firm order from IsoRay as provided in Section 5.4, or (ii) immediately upon becoming aware that Oncura is unable to supply the quantity of a Deliverable to IsoRay that Oncura is required to supply hereunder, if Oncura is unable to supply such quantities of Deliverables. In such event, Oncura shall implement all commercially reasonable efforts to remedy such shortage.  Notwithstanding anything in this Agreement to the contrary, while such shortage is continuing, IsoRay may purchase I-125 Products from suppliers other than Oncura.

6	PATENTS; TRADEMARKS.

6.1           Ownership. Oncura shall have all right, title and interest in and to its Patents, Know-How, and Trademarks, whether in existence on the Effective Date or developed during the term of this Agreement.

6.2.         Maintenance of the Patents.  Oncura shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the I-125 Products. Oncura shall pay all costs and expenses of filing, prosecuting and maintaining its Patents.

             6.3.           Patent Enforcement. If IsoRay learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "Infringement") by a Third Party with respect to any Technology or any Trademark within the Territory, IsoRay shall promptly notify Oncura and shall provide Oncura with available evidence of such Infringement.

7	CONFIDENTIALITY; NON-SOLICITATION.

7.1           Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for ten years thereafter, the receiving Party, its Affiliates and its licensees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the disclosing Party, its Affiliates or its licensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, shall be deemed "Confidential Information").

7.2           Exceptions to Obligation. The restrictions contained in Section 7.3 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the I-125 Products, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, or marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, including but not limited to the U.S. Securities and Exchange Commission; provided that if a Party is required to make any such disclosure of the disclosing Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to health authorities and the U.S. Securities and Exchange Commission), give reasonable advance notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

7.3           Limitations on Use. Each Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

7.4           Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the disclosing Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 7.

7.5           Non-Solicitation. Each Party agrees that during the term of this Agreement, and for one (1) year thereafter, it shall not (i) employ or retain on an independent contractor basis; or (i) solicit for employment or for an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by the other Party or any of its Affiliates.

8	REPRESENTATIONS AND WARRANTIES.

8.1           Representations and Warranties of the Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)           Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)           Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c)           This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors' rights; and (ii) judicial discretion in the availability of equitable relief;

(d)           Such Party is not required to obtain the consent, approval, order, or authorization of any Third Party, or complete any registration, qualification, designation, declaration or filing with, any federal, state, local, or provincial governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including, without limitation, the grant of rights to the other Party pursuant to this Agreement, or such Party has done so;

(e)           The execution and delivery of this Agreement, and the performance by such other Party of its obligations under this Agreement, including without limitation the grant of rights to the other Party pursuant to this Agreement, will not: (i) conflict with, nor result in any violation of or default under any such instrument, judgment, order, writ, decree, contract or provision; (ii) give rise to any event that results in the creation of any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

8.2           Representations and Warranties of Oncura. Oncura represents and warrants  to IsoRay, as of the Effective Date, that:

(a)           Oncura is the owner of, or has exclusive rights to, all of its Patents and the Oncura Trademarks in existence on the Effective Date, and has the exclusive right to grant the rights granted under this Agreement therefor. All of its Patents and the Oncura Trademarks are valid, in full force and effect and have been maintained to date, and, to the knowledge of Oncura, are not the subject of any interference or opposition proceedings;

(b)           To the knowledge of Oncura, Oncura (i) is not aware of any asserted or unasserted claims, interferences, oppositions or demands of any Third Party against its Technology or the Oncura Trademarks in existence as of the Effective Date, and (ii) to the knowledge of Oncura, IsoRay’s practice of any invention claimed in Oncura’s Patents or the exercise of any rights to its Technology or the Oncura Trademarks as contemplated by this Agreement will not infringe any patent or other intellectual property right of any Third Party;

(c)           Oncura has rights to all of its Know-How in existence on the Effective Date and the right to grant all rights with respect thereto granted to IsoRay pursuant to this Agreement;

(d)           To the knowledge of Oncura, IsoRay’s use of the I-125 Products in the Field, in accordance with the terms of this Agreement, would not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party; and

(e)           All of the data and information provided to IsoRay relating to Oncura’s Technology and the Oncura Trademarks is accurate and complete in all material respects and contains no material errors or omissions.

9	RECALL; INDEMNIFICATION; INSURANCE.

9.1           Investigation; Recall. In the event that the Regulatory Authority in any country in the Territory shall allege or prove that an I-125 Product does not comply with applicable rules and regulations in such country, the Party so notified by the Regulatory Authority shall notify the other Party immediately. Oncura shall conduct any appropriate investigation and shall make a determination as to the disposition of any such matter. If a Party is required or if Oncura should deem it appropriate to recall any I-125 Product, Oncura shall bear the costs and expenses associated with such recall, unless: the predominant cause of such recall results from IsoRay's willful wrongdoing or negligence, in which case IsoRay shall bear all costs and expenses associated with such recall.

9.2.          Indemnification by IsoRay. IsoRay shall indemnify, defend and hold harmless Oncura and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

(a)           negligence, recklessness or wrongful intentional acts or omissions of IsoRay or its Affiliates, and their respective directors, officers, employees and agents, in connection with the fulfillment of IsoRay's rights or obligations under this Agreement; or

(b)           any breach of any representation or warranty made by IsoRay under Section 8.1.

9.3.           Indemnification by Oncura. Oncura shall indemnify, defend and hold harmless IsoRay and its respective Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

(a)           Negligence, recklessness or wrongful intentional acts or omissions of Oncura or its Affiliates, and their respective directors, officers, employees and agents, in connection with the fulfillment of Oncura's rights or obligations under this Agreement;

(b)           Due to any negligence, recklessness or wrongful intentional actsrict liability of, Oncura Affiliates, and its respective directors, officers, employees and agents.

(c)           any breach of any representation or warranty made by Oncura under Sections 8.1 and 8.2.

9.4          Notice of Indemnification. In the event that any Person (an "Indemnitee") entitled to indemnification under Section 9.2 or 9.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or any of the other Parties) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

9.5          Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 9.2 and 9.3 shall also be reimbursed by the indemnifying Party.

9.6           Insurance. IsoRay agrees to maintain throughout the term of this Agreement, for so long as it is selling I-125 Products, at its own expense, liability insurance (including product liability insurance) from a U.S. insurance company with a Moody's rating of "Baa" or higher, including insurance against claims from bodily injury and property damage and with a limit of insurance of at least five million Dollars ($5,000,000) per occurrence and at least five million Dollars ($5,000,000) in the aggregate, including a contractual liability endorsement or a coverage provision which provides coverage to IsoRay's obligations to indemnify Oncura.  Oncura agrees to maintain throughout the term of this Agreement, for so long as IsoRay is selling I-125 Products, at its own expense, liability insurance (including product liability insurance) from a U.S. insurance company with a Moody's rating of "Baa" or higher, including insurance against claims from bodily injury and property damage and with a limit of insurance of at least two million five hundred Dollars ($2,500,000) per occurrence and at least five million Dollars ($5,000,000) in the aggregate, including a contractual liability endorsement or a coverage provision which provides coverage to Oncura's obligations to indemnify IsoRay.  Each Party shall provide the other Party, within 30 days after the execution of this Agreement, with certificates or other evidence of insurance required by this Section 9.6. Each Party shall keep all insurance coverages required by this Agreement in full force and effect for a period of [3 years] after the earlier of the termination of this Agreement or the termination of IsoRay's right to distribute I-125 Products manufactured by Oncura. Each of the Parties understands and acknowledges that the other Party is entering into this Agreement in part because of the foregoing insurance covenant.

10	TERM; TERMINATION.

10.1      Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 10, shall expire on the first (1st) anniversary of the Effective Date. This Agreement will automatically renew for additional terms of one (1) year each upon the first and each subsequent anniversary of the Effective Date unless either Party provides the other Party with notice in writing at least ninety (90) days prior to the expiration of the term or any extension thereof that it does not desire to renew this Agreement.

10.2.     Termination for Cause.  Either Party (as used in this subsection, the "Non-Breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, in the event that the other party (as used in this subsection, the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for 60 days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party (or, if such default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such 60-day period). Any such full or partial termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the Breaching Party has commenced and diligently continued actions to cure such default). The right of the Non-Breaching Party to terminate this Agreement in whole or in part, as provided in this Section 10.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

10.3       Termination Without Cause.  Either party may terminate this Contract without cause at any time upon thirty (30) days’ prior written notice to the other.

10.4       Effect of Expiration or Termination. If this Agreement expires pursuant to its terms or is terminated by any Party pursuant to this Section 10, in addition to any other remedies available to the Parties at law or in equity: (i) IsoRay shall promptly transfer to Oncura copies of all data, reports, records and materials in its possession or control that relate to the I-125 Products and return to Oncura all relevant records and materials in its possession or control containing Confidential Information of Oncura (provided that IsoRay may keep one copy of such Confidential Information of Oncura for archival purposes only); (ii) IsoRay shall transfer to Oncura, or shall cause its designee(s) to transfer to Oncura, ownership of all Registration Applications, Registrations and other regulatory filings made or filed for I-125 Products (to the extent that any are held in IsoRay's or such designee(s)'s name), if permitted by applicable laws and regulations; and (iii) Oncura shall promptly return to IsoRay all relevant records and materials in Oncura's possession or control containing Confidential Information of IsoRay (provided that Oncura may keep one copy of such Confidential Information of IsoRay for archival purposes only).

10.5.       Accrued Rights; Surviving Obligations.

(a)           Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. All obligations which are not expressly indicated to survive termination or expiration of this Agreement shall terminate upon the termination or expiration of this Agreement.

(b)           All of the Parties' rights and obligations under, and/or the provisions contained in, Sections 1, 4, 6.1, 6.3, 7, 9, 10.2, 10.4, and 12 shall survive termination, relinquishment or expiration of this Agreement.

11	FORCE MAJEURE.

11.1        Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event IsoRay or Oncura, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

12	MISCELLANEOUS.

12.1        Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2         Assignment. No Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Parties hereto, except that (i) IsoRay may assign its rights and transfer its duties hereunder, without the consent of Oncura, to a directly or indirectly wholly-owned subsidiary of IsoRay (provided that, such subsidiary remains so owned, IsoRay guarantees the obligations of such subsidiary under this Agreement in form and substance satisfactory to Oncura, and no such assignment shall relieve IsoRay of any of its obligations under this Agreement), (ii) Oncura may assign its rights and transfer its duties hereunder, without the consent of IsoRay, to (A) a directly or indirectly wholly-owned subsidiary of Oncura (provided that such subsidiary remains so owned, Oncura guarantees the obligations of such subsidiary under this Agreement in form and substance satisfactory to IsoRay, and no such assignment shall relieve Oncura of any of its obligations under this Agreement), or (B) to any assignee of all or substantially all of its business (or that portion of its overall business of which this Agreement is a part (e.g. all of its brachytherapy business)) or in the event of Oncura's merger, consolidation or involvement in a similar transaction; provided that, in the case of (A) or (B), the assignee agrees in writing to be bound by the terms of this Agreement. No assignment or transfer shall be valid or effective unless done in accordance with this Section 12.2.

12.3        Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with GAAP.

12.4.       Notice.  Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by facsimile transmission (receipt verified) or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Oncura to:

Attention: James R. Clarkin, Director of Sales
Facsimile No: 484-530-3951
Telephone No: 516-873-1953

With a copy to:

Attention: Edmund Ranallo, Esq.
                 101 Carnegie Center
                  Princeton, NJ 08540-6231
Telephone: 609-514-6486
Fax: 609-514-6574

In the case of IsoRay, to:

IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354
Attention: Dwight Babcock, CEO
Facsimile No: (509) 375-3473
Telephone No: (509) 375-1202

With a copy to:

Keller Rohrback, PLC
3101 North Central Avenue, Suite 1400
Phoenix, AZ 85012-2643
Attention: Stephen R. Boatwright, Esq.
Facsimile No: (602) 248-2822
Telephone No: (602) 230-6361

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.

12.5         Use of Name. Except as otherwise provided herein, IsoRay, on the one hand, and Oncura on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other (including, without limitation, its Trademarks) for any purpose in connection with the performance of this Agreement.

12.6        Public Announcements. Except as required by applicable law, neither of the Parties shall make any public announcement concerning this Agreement or the subject matter hereof without the consent of the other Party.

12.7        Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

12.8        Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any I-125 Product sold under this Agreement without compliance with applicable laws.

12.9        Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.10      Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.11      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

12.12.     Arbitration.

(a)           Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement shall be finally settled by arbitration.  The arbitration shall be held in The State of Delaware under the then current commercial arbitration rules of the American Arbitration Association, in accordance with the terms set forth in this Section 12.13(a):

(i)           Unless the Parties can agree on a single arbitrator, such arbitration shall be conducted by three arbitrators, one appointed by each of Oncura and IsoRay and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the medical device industry. Oncura and IsoRay shall instruct such arbitrators to render a determination of any such dispute within four months after the appointment of the third arbitrator.

(ii)           Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between Oncura and IsoRay unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys' fees) against the other Party.

(iii)           This Section 12.13(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

(b)           Whenever a dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement arises and such dispute is expressly designated as one to be resolved through the Accelerated Arbitration Provisions, then such dispute shall be finally settled by arbitration in accordance with the terms set forth in this subsection (b) (the "Accelerated Arbitration Provisions"). The arbitration shall be held in Richland, Washington if instituted by Oncura, or in Princeton, NJ if instituted by IsoRay, under the then current expedited procedures applicable to the then current commercial arbitration rules of the American Arbitration Association.

(i)           Unless the Parties can agree on a single arbitrator, such arbitration shall be conducted by three arbitrators, one appointed by each of Oncura and IsoRay and the third selected by the first two appointed arbitrators. Each arbitrator shall be a person with relevant experience in the medical device industry. Oncura and IsoRay shall instruct such arbitrators to render a determination of any such dispute within 15 business days after the appointment of the third arbitrator. Oncura and IsoRay must make their respective appointments within five business days of notice being given to a Party by the other Parties of its intention to resolve such dispute through these arbitration provisions. Such appointed arbitrators must select the third arbitrator within five business days of the last to occur of their respective appointments. The dispute shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary. The arbitration panel shall, within the overall 15 business day time constraint, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings.

(ii)           Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between Oncura and IsoRay unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys' fees) against the other Party.

(iii)           This Section 12.13(b) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

12.14      Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

12.15      Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.16      Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.17      Counterparts. This Agreement may be executed simultaneously in any number\of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

12.18      Rebates.  Eligible rebates will be paid to designated IsoRay department by the [**].

[Signature Page Follows]

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ISORAY MEDICAL, INC.

By:	/s/ Dwight Babcock
Name: Dwight Babcock
Title: Chief Executive Officer

ONCURA, Inc.

By:	/s/ Stephen Lightfoot
Name: Stephen Lightfoot
Title: President, Oncura, Inc.

Exhibit 1.11

I-125 PRODUCTS & PRICING*
U.S.

					Quarterly Rebate
Product Code	Product	UOM	UOM Qty.	Price	Tier 1 < [**] Seeds	Tier 2 [**] Seeds	Tier 3 > [**] Seeds
6711	OncoSeed Individual Seed	EA.	1	[**]	[**]	[**]	[**]
6711C	OncoSeed Individual Calibrated Seed	EA.	1	[**]	[**]	[**]	[**]
6717-I125NVG	OncoSeed Loaded in Oncura Needle	EA.	1	[**]	[**]	[**]	[**]
6719-I125NVG	OncoSeed Loaded in Other Specified Needles	EA.	1	[**]	[**]	[**]	[**]
6719-RL	OncoSeed Preloaded in Needle (Vari-Load™)	EA.	1	[**]	[**]	[**]	[**]
6715	OncoSeed Sterile Convenience Pack (SCP)	CTG.	15	[**]	[**]	[**]	[**]
6788	OncoSeed Sterile Convenience Pack (SCP)	EA.	1	[**]	[**]	[**]	[**]
7000	RAPID Strand (Strand of 10 Seeds)	EA.	1	[**]	[**]	[**]	[**]
7007-I125NRVG	RAPID Strand Loaded in Oncura Needle	EA.	1	[**]	[**]	[**]	[**]
7008-I125NRVG	RAPID Strand Loaded In Customer Needles	EA.	1	[**]	[**]	[**]	[**]
7009-I125NRVG	RAPID Strand Loaded In Other Needles	EA.	1	[**]	[**]	[**]	[**]
I125RSRX-RND	RAPID Strand RX loaded in Round Hub Needle	EA.	1	[**]	[**]	[**]	[**]
I125RSRX-SQR	RAPID Strand RX loaded in Square Hub Needle	EA.	1	[**]	[**]	[**]	[**]
I125RSRX-CUST	RAPID Strand RX loaded in Customer Provided Needle	EA.	1	[**]	[**]	[**]	[**]
6716-I125CCPNSR	OncoSeed Stranded Loaded CCP Needle Round Hub	EA.	1	[**]	[**]	[**]	[**]
6716-I125CCPNSS	OncoSeed Stranded Loaded CCP Needle Square Hub	EA.	1	[**]	[**]	[**]	[**]
6719-RSRL	OncoSeed Stranded in Needle (Vari-Strand™)	EA.	1	[**]	[**]	[**]	[**]
671010-I125-RCAA	OncoSeed Loaded Reuseable Mick Cartridge 10% Assay/Sterilized	CTG.	1	[**]	[**]	[**]	[**]
671010-I125DCA	OncoSeed Loaded Disposable Mick Cartridge 10% Assay	CTG.	1	[**]	[**]	[**]	[**]
671010-I125DCAA	OncoSeed Loaded Disposable Mick Cartridge 10% Assay/Sterilized	CTG.	1	[**]	[**]	[**]	[**]
671010-I125SV	OncoSeed Loose 10% Assay Charge	EA.	1	[**]	[**]	[**]	[**]
671010-I125SVG	OncoSeed Loose 10% Assay/Sterilized	EA.	1	[**]	[**]	[**]	[**]
671100-I125SV	OncoSeed Loose 100% Assay Charge	EA.	1	[**]	[**]	[**]	[**]
671100-I125SVG	OncoSeed Loose 100% Assay/Sterilized	EA.	1	[**]	[**]	[**]	[**]

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*These products shall be paid monthly but all reconciliations shall be made on a quarterly basis.

1

Exhibit 1.11

125 PRODUCTS & PRICING*
CANADA

					Quarterly Rebate
Product Code	Product	UOM	UOM Qty.	Price	Tier 1 < [**] Seeds	Tier 2 [**] Seeds	Tier 3 > [**] Seeds
6711	OncoSeed Individual Seed	EA.	1	[**]	[**]	[**]	[**]
6711C	OncoSeed Individual Calibrated Seed	EA.	1	[**]	[**]	[**]	[**]
6717-I125NVG	OncoSeed Loaded in Oncura Needle	EA.	1	[**]	[**]	[**]	[**]
6719-I125NVG	OncoSeed Loaded in Other Specified Needles	EA.	1	[**]	[**]	[**]	[**]
6719-RL	OncoSeed Preloaded in Needle (Vari-Load™)	EA.	1	[**]	[**]	[**]	[**]
6715	OncoSeed Sterile Convenience Pack (SCP)	CTG.	15	[**]	[**]	[**]	[**]
6788	OncoSeed Sterile Convenience Pack (SCP)	EA.	1	[**]	[**]	[**]	[**]
7000	RAPID Strand (Strand of 10 Seeds)	EA.	1	[**]	[**]	[**]	[**]
7007-I125NRVG	RAPID Strand Loaded in Oncura Needle	EA.	1	[**]	[**]	[**]	[**]
7008-I125NRVG	RAPID Strand Loaded In Customer Needles	EA.	1	[**]	[**]	[**]	[**]
I125RSRX-RND	RAPID Strand RX loaded in Round Hub Needle	EA.	1	[**]	[**]	[**]	[**]
6717-I125CCPNSS	OncoSeed Stranded Loaded CCP Needle Square Hub	EA.	1	[**]	[**]	[**]	[**]
6719-RSRL	OncoSeed Stranded in Needle (Vari-Strand™)	EA.	1	[**]	[**]	[**]	[**]

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*These products shall be paid monthly but all reconciliations shall be made on a quarterly basis.

2

Attachments

I-125 Activity & Availability Schedule

Median mCi	Median Air Kerma
0.234	0.297
0.254	0.323
0.275	0.349
0.299	0.380
0.324	0.411
0.352	0.447
0.382	0.485
0.414	0.526
0.449	0.570
0.487	0.618
0.529	0.672
0.574	0.729
0.623	0.791
0.676	0.859
0.733	0.931
0.796	1.011

*OncoSeed is packaged with labeling information on air kerma strength and apparent activity per seed, total air kerma strength and apparent activity, reference date, number of seeds, and order I.D.
Air kerma strength is specified in units of microGray meter squared per hour (uGym(2)/h), and apparent activity have units of milliCurie (mCi)

1

Oncura I-125 Seed Calibration Guide
Order Activity		(mCi)	Decay Formula:			(EXP(-(LN(2)*t)/59.43))*Order Activity
s		Tuesday Delivery is 1st available activity for Friday Calibration
FRI.	SAT.	SUN.	MON.	TUES.	WED.	THUR.	FRI.
0.937	0.926	0.915	0.905	0.894	0.884	0.874	0.863
0.863	0.853	0.843	0.833	0.824	0.814	0.805	0.796
0.796	0.787	0.778	0.769	0.760	0.751	0.742	0.733
0.733	0.725	0.716	0.708	0.700	0.691	0.683	0.676
0.676	0.668	0.660	0.653	0.645	0.638	0.630	0.623
0.623	0.616	0.609	0.602	0.595	0.588	0.581	0.574
0.574	0.567	0.561	0.554	0.548	0.541	0.535	0.529	Sterile Convenience Pack
0.529	0.523	0.517	0.511	0.505	0.499	0.493	0.487
0.487	0.481	0.476	0.470	0.465	0.459	0.454	0.449
0.449	0.444	0.439	0.434	0.429	0.424	0.419	0.414
0.414	0.409	0.404	0.400	0.395	0.391	0.386	0.382
0.382	0.378	0.373	0.369	0.365	0.360	0.356	0.352
0.352	0.348	0.344	0.340	0.336	0.332	0.328	0.324
0.324	0.320	0.317	0.313	0.309	0.306	0.302	0.299
0.299	0.296	0.292	0.289	0.285	0.282	0.279	0.275
0.275	0.272	0.269	0.266	0.262	0.259	0.256	0.254
0.254	0.251	0.248	0.245	0.242	0.240	0.237	0.234
0.234	0.231	0.229	0.226	0.223	0.221	0.218	0.215
0.215	0.213	0.210	0.208	0.205	0.203	0.200	0.199
0.199	0.197	0.194	0.192	0.190	0.188	0.186	0.183

2

Product Order, Availability & Return Schedule

Standard Delivery Service:  All direct non custom I-125 orders are shipped for next day delivery. For custom services, ONCURA requests that all orders are placed by 4:00 PM CT three (3) business days before the implant.  Please allow five (5) business days for custom stranding services.

Standard Delivery Fees: $40 per order.

Order Information: All non custom I-125 product orders are shipped directly from G.E. Healthcare’s manufacturing facility in North Arlington Heights, IL, or via a designated radiopharmacy. Orders can be placed by calling Oncura @ 1-800-633-4123, or 1-800-228-0126. FAX orders can be placed @ 1-800-826-9863.  Electronic orders can be placed through TherapyOrdersUSA@Oncura.com. All orders are shipped via FEDEX for overnight delivery.

Returned Goods Policy:

Returns for Disposal - No return fee.

Return for Credit - 100% credit to account if a patient is unable to undergo treatment, based on a medical condition not previously identified, or for any unforeseen circumstances beyond physician or facility control, and if Oncura customer service is notified by 4:00 PM CT on scheduled day of implant. Please note that a signed physician statement supporting this decision is required. Oncura Products may be returned for credit or disposal with prior authorization from our Customer Service Department. The required Return Material Authorization (RMA) number and applicable shipping labels will be provided by the Oncura Customer Support Group (800) 633-4123. All approved credits will be issued within 30 days after receipt of product.  Products returned for credit should be returned unused in the original packaging and in good condition.

3